Exhibit 23.1

ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
13.Soc, Sc., ACA., LL.B., CPA(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Chuangding Investment Consultant ( Shen Zhen) Co, Ltd

We hereby consent to the use of our report dated January 13, 2009 , with respect to the financial statements of Chuangding Investment Consultant (Shen. Zhen) Co, Ltd, for the period from December 4, 2008 (date of incorporation) to December 31, 2008 on Form S-1 Amendment No. 2 to be filed on or about March 4, 2009. We also consent to the use or our name and the reference to us in the Experts section of the Registration Statement

/s/: Albert Wong & Co
Albert Wong & Co.
Hong Kong
March 4, 2009